EXHIBIT 23.3
CONSENT OF INDEPENDENT ACCOUNTANTS
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Energy Transfer Partners, L.P. of our report dated March 30, 2006, relating to the financial statements of Transwestern Pipeline Company, LLC, which appears in the Current Report on Form 8-K/A (Amendment No. 1) of Energy Transfer Partners, L.P. dated January 8, 2007.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
September 24, 2007